EXHIBIT 99.1

Capstone Turbine (Nasdaq: CPST) provides update on its Business Continuity Plan IN RESPONSE TO COVID-19 that is Designed to Keep Employees Safe and Support Adjusted EBITDA Positive Goal

Leadership and Top Executives Extend Voluntary Salary Cuts to September 28th

VAN NUYS, CA / ACCESSWIRE / May 14, 2020 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, today provided an update to its Business Continuity Plan, as previously announced on March 24, 2020, and then updated on April 3, 2020, in response to the global COVID-19 pandemic, that is designed to keep employees safe as well as support the Company’s stated goal of reaching Adjusted EBITDA positive in the current June quarter.

A critical part of the Business Continuity Plan is the Capstone Leadership Team volunteering to take a 25% temporary salary cut, as well as the fiscal 2020 Executive Bonus in equity in lieu of cash, if earned. Additionally, 28 other top company managers have volunteered to take a similar 15% reduction in salary. Today, in response to the ongoing crisis, the Company has announced that those voluntary employee salary cuts will be extended from June 30, 2020, to September 28, 2020.

“With over 70,000 confirmed COVID-19 cases in California we continue to operate under our emergency Business Continuity Plan that is designed to keep employees safe, while allowing us to continue to support our critical aftermarket Factory Protection Plan (FPP) long-term service contracts and spare parts deliveries to our Essential Critical Infrastructure Customers, such as Energy, Health Care, Wastewater Treatment, Pharmaceuticals, Food Manufacturing, etc., as well as to sustain our key long-term business initiatives,” said Darren Jamison, President and Chief Executive Officer of Capstone.

The Company provided the following updates to its Business Continuity Plan:

1.

Beginning March 30th, Capstone furloughed approximately 52 employees, leaving behind only staff deemed essential for day-to-day administrative operations for a minimum period of 45 days. Several employees will now return to work June 1st, most with the same 15% voluntary salary cuts, with others scheduled to return in a staggered manner through to the end of September. However, as a result of the continued global economic slowdown due to COVID-19 and the associated decline in global crude oil prices, the Company will be eliminating the positions of 26 employees on June 1, 2020.

2.

During this period (March 30th – June 1st), Capstone will continue to have a limited production capability of new microturbine products, but had recently pre-built approximately 5.9 megawatts (MW) of microturbine finished goods during March 2020, for shipment during this period of suspended production. The Company reports it shipped 18 microturbines for approximately 1.2 MW during the month of April.

3.

Capstone continues to maintain a crew of essential operations employees to manufacture service engines, remanufacture spare parts and provide service spares in support of FPPs and global distributor spare parts orders. In March 2020, Capstone pre-built and shipped over $1.2 million of critical service parts to our global distributors to ensure continued operations of their microturbine fleets during this time of uncertainty.

4.

Capstone reports that its critical vendor supply chain, although it has been impacted by the pandemic, continues to be operational as of today. However, the Company is looking to minimize incoming inventory receipts to less than $6 million between April 1, 2020, and June 30, 2020, in order to minimize cash burn, increase liquidity, and increase inventory turns with a goal of generating positive working capital during the quarter.

The Capstone COVID-19 Business Continuity Plan is providing the following benefits to employees, distribution partners, and Company shareholders:

•	Meeting the generally recommended safety environment for employees while still maintaining liquidity and business continuity
•	Supporting Essential Critical Infrastructure Customers globally with reliable energy to maintain operations at hospitals, clean water facilities, food manufacturing, and other critical services
•	Maintains all employees' health insurance during the period of business interruption
•	Continuing to support the critical aftermarket business and 60+ worldwide distributors
•	Continues to adhere to the LA County COVID-19 health restriction and the WARN Act both Federal and State (California)
•	Supports Management’s goal of Q1 FY21 Positive Adjusted EBITDA

About Capstone Turbine Corporation

Capstone Turbine Corporation  (www.capstoneturbine.com)  (NASDAQ: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, via our direct sales team, as well as our global distribution network. Capstone provides scalable solutions from 30 kWs to 10 MWs that operate on a variety of fuels and are the ideal solution for today's multi-technology distributed power generation projects.

For customers with limited capital or short-term needs, Capstone offers rental systems, for more information contact: rentals@capstoneturbine.com. To date, Capstone has shipped nearly 10,000 units to 73 countries and in FY19, saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com.  For information on sales contact: sales@capstoneturbine.com or rentals@capstoneturbine.com.  Follow Capstone Turbine on Twitter,  LinkedIn,  Instagram, and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:    Capstone Turbine Corporation

Investor and investment media inquiries:

    818-407-3628

    ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com